AMENDMENT TWO TO FUND PARTICIPATION AGREEMENT

Effective March 31, 2008

Pacific Life & Annuity Company (the “Company”) has entered into a Fund Participation Agreement dated July 25, 2005 (the “Agreement”), with FAM Variable Series Funds, Inc. (the “Fund”) and FAM Distributors, Inc. as amended June 22, 2007 (“Amendment No. 1”)regarding the provision to purchase shares in one more of the Portfolios on behalf of segregated accounts to fund certain variable life insurance policies and/or variable annuity contacts funded or to be funded through one or more of the accounts. The rights and obligations of FAM Distributors, Inc. under the Fund Participation Agreement was assigned to BlackRock Distributors, Inc. in Amendment No. 1.

The parties to the Agreement hereby agree to amend the Agreement as follows:

1. SCHEDULE A is deleted in its entirety and replaced with the following Schedule A:

SCHEDULE A

Separate Accounts and Associated Variable Life Contracts

Participating in Portfolios of BlackRock Variable Series Funds, Inc.

Name of Separate Account and Date Established by Board of Directors	Policies/Contracts Funded By Separate Account

Pacific COLI Separate Account II of Pacific Life & Annuity Company October 17, 2003

Pacific Select Exec Separate Account of Pacific Life & Annuity Company September 24, 1998	Pacific Select Exec II – NY Pacific Select Exec III – NY Pacific Select Exec IV – NY
Pacific Select Exec V – NY
Pacific Select Estate Preserver – NY

Separate Account I of Pacific Life & Annuity Company	Magnastar
June 8, 2002

Separate Accounts and Associated Variable Annuity Contracts

Participating in Portfolios of BlackRock Variable Series Funds, Inc.

Name of Separate Account and Date Established by Board of Directors	Policies/Contracts Funded By Separate Account

Separate Account A of Pacific Life & Annuity	Innovations Select–NY
January 25, 1999	Odyssey–NY
Portfolios– NY
Portfolios for Chase–NY
Value–NY
Voyages–NY
Dynamix–NY
Explorer–NY
Journey–NY
Value Edge–NY

2. Schedule B is deleted in its entirety and replaced with the following:

Schedule B

All Portfolios and share classes of BlackRock Variable Series Funds, Inc.

BlackRock Balanced Capital V.I. Fund

BlackRock Basic Value V.I. Fund

BlackRock Fundamental Growth V.I.

Fund BlackRock Global Allocation

V.I. Fund BlackRock Global Growth

V.I. Fund BlackRock Government

Income V.I. Fund BlackRock High

Income V.I. Fund BlackRock

International Value V.I. Fund

BlackRock Large Cap Core V.I. Fund

BlackRock Large Cap Growth V.I.

Fund BlackRock Large Cap Value V.I.

Fund BlackRock Money Market V.I.

Fund BlackRock S&P 500 Index V.I.

Fund BlackRock Total Return V.I. Fund

BlackRock Utilities and Telecommunications V.I. Fund

BlackRock Value Opportunities V.I. Fund

The Fund will direct BlackRock Distributors, Inc. to pay the Company a Distribution 12b-1 fee of up to .25% of the net asset value of the Class III shares of each Portfolio in accordance with the Distribution Plan as described in the Fund’s prospectus.

To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

BlackRock Distributors, Inc.	Pacific Life Insurance Company

By:	By:
Name:	Name:
Title:	Title:

BlackRock Variable Series Funds, Inc.

By:	By:
Name:	Attest:
Title:	Title: